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                                                                     Exhibit 5.1


                        William P. Crawford, Jr., Esquire
                  Executive Vice President and General Counsel



                               September 25, 2002


The South Financial Group, Inc.
104 South Main Street
Greenville, South Carolina  29601

RHBT Financial Corporation
249 East Main Street
Rock Hill, SC 29731

         RE: Registration Statement on Form S-4 with respect to 430,017 shares of The South Financial Group, Inc. Common Stock

Gentlemen/Ladies:

         The opinions set forth herein are rendered with respect to the 430,017 shares, $1.00 par value per share, of the Common Stock (the "Common Stock") of The South Financial Group, Inc., a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of assets from Rock Hill Bank & Trust, all as set forth in that certain Asset Sale Agreement entered into as of September 3, 2002 by and between the Company, Carolina First Bank and Rock Hill Bank & Trust (the "Asset Sale Agreement'). The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about September 23, 2002, pursuant to the Securities Act of 1933, as amended.

         I have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. I have made such other investigations as I have deemed necessary in order to enable me to render this opinion.

         Based on and subject to the comments, limitations and qualifications set forth herein, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to Rock Hill Bank & Trust in accordance with the Asset Sale Agreement, be legally and validly issued and fully paid and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. I express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction.

         I consent to the use of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading "LEGAL MATTERS" as passing upon the validity of the Shares.

                                            Very truly yours,

                                            /s/ William P. Crawford, Jr.

                                            William P. Crawford, Jr., Esquire